CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 21, 2009, accompanying the financial statements of Florida Insured Municipals Income Trust, Series 134, New York Insured Municipals Income Trust, Series 156 and Ohio Insured Municipals Income Trust, Series 116 (included in Van Kampen Focus Portfolios, Municipal Series 398) as of August 31, 2009, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended August 31, 2009, contained in this Post-Effective Amendment No. 7 to Form S-6 (File No. 333-97505) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 21, 2009